Exhibit 99.1

DPL Reports Higher Third Quarter Earnings

Announces 2008 and 2009 Earnings Guidance

DAYTON, Ohio — October 30, 2007 — DPL Inc. (NYSE: DPL) reported third quarter net income of $60.7 million, or $0.53 per diluted share, compared with net income of $50.8 million, or $0.43 per diluted share, for the same period last year. Earnings from continuing operations were also $0.53 per diluted share for the third quarter 2007 compared to $0.40 per diluted share for the third quarter 2006.

Key drivers of higher third quarter 2007 earnings from continuing operations compared to third quarter 2006 were:

•                  Retail rate increases of $13.1 million or $0.07 per diluted share due mainly to environmental investment rider rate increase;

•                  Weather driven increase in retail sales volume of $6.4 million or $0.03 per diluted share;

•                  Lower interest expense of $8.0 million or $0.04 per diluted share due to debt retirement and capitalized interest;

•                  Lower depreciation of $5.2 million or $0.03 per diluted share due to peakers sold in 2006 and new depreciation rates in 2007;

•                  Lower fuel costs of $3.5 million or $0.02 per diluted share due primarily to lower average fuel prices; offset by

•                  Higher purchased power costs of ($9.1) million or ($0.05) per diluted share and

•                  Lower wholesale revenue of ($8.9) million or ($0.05) per diluted share.

For the nine months ended September 30, 2007, earnings per diluted share from continuing operations were $1.40 compared to $0.98 in 2006. Including discontinued operations, total earnings per diluted share were $1.49 in 2007 versus $1.07 in 2006 for the nine month period.

2008 and 2009 Earnings Guidance

DPL’s 2008 earnings are estimated to be in the range of $1.90 to $2.10 per diluted share based on an estimated 118 million shares outstanding and 2009 earnings are estimated to be in the range of $2.10 to $2.40 per diluted share based on an estimated 120 million shares outstanding. The Company will discuss details of its 2008 and 2009 earnings guidance during its third quarter 2007 conference call and webcast.

Conference Call and Webcast

At 9:00 a.m. on Wednesday, October 31, 2007, DPL Inc. will host a conference call and webcast to review third quarter financial results and discuss 2008 and 2009 earnings guidance. To participate in the conference call, please dial in 15 minutes prior to the scheduled start and follow the operator’s instructions:

U.S. Dial-In Number:	(866) 543-6403
International Dial-In Number:	(617) 213-8896
Participant Code:	54507111

To access the live webcast, please go to DPL’s website at www.dplinc.com at least 15 minutes prior to the start of the conference call and follow the instructions. The live webcast will be available for replay on the DPL Inc. website for three months after the conference call.

Third Quarter and Year-To-Date Financial Results

Revenues increased 8% to $422.0 million for the three months ended September 30, 2007 compared to $392.4 million for the same period in 2006. This increase was primarily the result of higher average rates for retail sales, higher retail sales volume and an increase in RTO ancillary and PJM capacity revenue. Retail revenues increased $19.0 million, or 6%, resulting from a 4% increase in average retail rates and a 2% increase in weather driven sales volume as total degree days increased 5% for the quarter. RTO ancillary revenues increased $6.0 million due to PJM transmission loss credits. Wholesale revenues decreased $8.9 million, or 14%, primarily resulting from a 16% decrease in wholesales sales volume.

	Three Months Ended September 30,
$ in millions	2007	2006	Variance
Electric Revenues – Retail	$326.2	$307.2	$19.0
Electric Revenues – Wholesale	52.9	61.8	(8.9)
Electric Revenues – RTO ancillary	26.6	20.6	6.0
Electric Revenues - Capacity	13.3	0.0	13.3
Other Revenues, Net of Fuel Costs	3.0	2.8	0.2
Total Revenues	$422.0	$392.4	$29.6

For the nine months ended September 30, 2007, revenues increased 10%, to $1,145.6 million from $1,042.5 million for the same period in 2006.

Fuel, which includes coal, natural gas, oil and emission allowance costs, decreased $3.5 million, or 4%, in the third quarter of 2007 compared to the same period in 2006 due to lower average fuel prices, partially offset by a 1% increase in generation output.

	Three Months Ended September 30,
$ in millions	2007	2006	Variance
Coal	$84.3	$88.4	$(4.1)
Natural Gas	10.5	10.3	0.2
Oil	1.0	1.3	(0.3)
Emission Allowance Costs	0.1	(0.6)	0.7
Total Fuel Costs	$95.9	$99.4	$(3.5)

Fuel costs decreased $11.7 million, or 4%, for the nine months ended September 30, 2007 compared to the same period in 2006. Despite this decrease, total fuel costs for 2007 are projected to be relatively flat compared to 2006.

Purchased Power costs increased $21.0 million in the third quarter of 2007 compared to the same period in 2006 resulting primarily from $19.5 million increase due to higher average market rates and $12.2 million related to PJM capacity charges, partially offset by decreased charges of $10.4 million relating to lower purchased power volume.

	Three Months Ended September 30,
$ in millions	2007	2006	Variance
Purchased Power	$57.4	$48.3	$9.1
RTO Ancillaries	12.5	12.8	(0.3)
Capacity Expense	12.2	0	12.2
Total Purchased Power	$82.1	$61.1	$21.0

For the nine months ended September 30, 2007, purchased power costs increased $94.1 million to $217.5 million compared to $123.4 million for the same period in 2006.

Gross margin increased $12.1 million, or 5%, to $244.0 million in the third quarter of 2007 compared to the same period in 2006. As a percentage of total revenues, gross margin decreased to 57.8% in the third quarter of 2007 compared to 59.1% in the third quarter of 2006. This result reflects the favorable impact of the increase in retail revenues and lower fuel costs, offset by increased purchased power costs.

For the nine months ended September 30, 2007, gross margin increased $20.7 million, or 3%, to $677.6 million, compared to $656.9 million for the same period in 2006.

Operation and maintenance expense increased $2.9 million, or 5%, in the third quarter 2007 compared to the third quarter 2006, primarily resulting from increased power production costs of $4.0 million that were largely related to boiler and turbine maintenance, and other power production operating costs of $2.3 million. These increases were offset in part by a $3.8 million decrease in pension expense resulting from actuarial study adjustments.

For the nine months ended September 30, 2007, operation and maintenance expense remained relatively flat, increasing $0.7 million to $198.1 million, compared to $197.4 million for the same period in 2006.

Depreciation and amortization decreased $5.2 million and $11.3 million, respectively, for the third quarter and nine months ended September 30, 2007 compared to the same periods in 2006 primarily reflecting the absence of depreciation on the Darby and Greenville peaking units sold during the first quarter of 2007 and lower depreciation rates for generation property which were put into effect on

August 1, 2007. These decreases were partially offset by increased depreciation related to higher plant balances.

Amortization of regulatory assets increased $0.5 million and $3.1 million, respectively, for the three months and nine months ended September 30, 2007 compared to the same period in 2006 primarily for the amortization of incremental 2004/2005 severe storm costs that began on August 1, 2006.

Investment income decreased $1.8 million to $1.2 million in the third quarter of 2007 from $3.0 million for the same period in 2006. This decrease was primarily due to lower interest income relating to lower cash and short-term investment balances in 2007 compared to 2006.

For the nine months ended September 30, 2007, investment income decreased $4.4 million to $9.5 million from $13.9 million for the same period in 2006.

Interest expense for the third quarter of 2007 decreased $8.0 million, or 32%, compared to the same period in 2006. Decreases in interest expense resulted from the redemption of DPL’s $225 million 8.25% Senior Notes on March 1, 2007 and $4.0 million of greater capitalized interest associated with DP&L’s major construction projects. These decreases were partially offset by $1.0 million of interest expense associated with DP&L’s $100 million 4.8% Series Pollution Control Bonds issued September 13, 2006.

For the nine months ended September 30, 2007, interest expense decreased $17.7 million, or 23%, compared to the same period in 2006.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $98.7 million at September 30, 2007, compared to $262.2 million at December 31, 2006, a decrease of $163.5 million. In addition, DPL had $0.5 million in restricted funds at September 30, 2007 compared to $10.1 million at December 31, 2006. The decrease in cash and cash equivalents was primarily attributable to the retirement of DPL’s $225 million 8.25% Senior Notes, $250.1 million in capital expenditures and $83.7 million in dividends paid on common stock, partially offset by $211.8 million in cash generated from operating activities, $158.4 million in proceeds realized from the sale of Darby and Greenville peakers ($151.0 million) and corporate aircraft ($7.4 million), $15.0 million from the exercise of stock options, including tax effects, and $10.1 million of restricted funds drawn to fund pollution control capital expenditures.

DPL’s construction additions were $275.4 million for the nine months ended September 30, 2007 compared to $260.0 million for the first nine months in 2006.

Shares Outstanding

Earnings per share information reported in this press release are based on diluted shares outstanding. Following is a reconciliation of shares outstanding for purposes of determining basic and diluted earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
(in millions)	Shares	Shares	Shares	Shares
Basic Shares Outstanding	108.0	107.7	107.8	113.9

Effect of Dilutive Securities:
Restricted Stock Units	—	1.2	0.7	1.3
Warrants	7.1	7.3	8.7	6.9
Stock options, performance and restricted shares	0.3	1.2	0.9	1.2

Diluted Shares Outstanding	115.4	117.4	118.1	123.3

2007 Earnings Guidance

The Company reaffirms its previous guidance for earnings from continuing operations of $1.90 to $2.05 per basic share for 2007. On a diluted share basis, this equates to $1.80 to $1.95 per diluted share for 2007.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company. DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER). DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,750 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 950 megawatts are natural gas and diesel peaking units. Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters discussed in the press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions. Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond DPL’s control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, gas and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations, including the PJM to which DPL’s operating subsidiary has given control of its transmission functions; changes in DPL’s purchasing processes, pricing, delays, contractor and supplier performance and availability; significant delays associated with large construction projects; growth in DPL’s service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

DPL Inc.

FINANCIAL DATA

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Earnings Per Share of Common Stock - Basic:
—From Continuing Operations	$0.56	$0.44	$1.54	$1.06
—From Discontinued Operations	$—	$0.03	$0.09	$0.10
Total	$0.56	$0.47	$1.63	$1.16

Earnings Per Share of Common Stock - Diluted:
—From Continuing Operations	$0.53	$0.40	$1.40	$0.98
—From Discontinued Operations	$—	$0.03	$0.09	$0.09
Total	$0.53	$0.43	$1.49	$1.07

Earnings
—From Continuing Operations	$60.7	$47.4	$165.5	$121.3
—From Discontinued Operations	$—	$3.4	$10.0	$11.0
Total	$60.7	$50.8	$175.5	$132.3

Average Number of Common Stocks Outstanding:
Basic	108.0	107.7	107.8	113.9
Diluted	115.4	117.4	118.1	123.3

DPL Inc.

CONDENSED CONSOLIDATED STATEMENT OF RESULTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
$ in millions except per share amounts	2007	2006	2007	2006
	(unaudited)		(unaudited)

Revenues	$422.0	$392.4	$1,145.6	$1,042.5

Cost of revenues:
Fuel	95.9	99.4	250.5	262.2
Purchased power	82.1	61.1	217.5	123.4

Total cost of revenues	178.0	160.5	468.0	385.6

Gross margin	244.0	231.9	677.6	656.9

Operating expenses:
Operation and maintenance	67.3	64.4	198.1	197.4
Depreciation and amortization	33.9	39.1	102.9	114.2
General taxes	29.1	27.5	84.6	82.5
Amortization of regulatory assets	2.9	2.4	8.3	5.2

Total operating expenses	133.2	133.4	393.9	399.3

Operating income	110.8	98.5	283.7	257.6

Net gain on settlement of executive litigation	—	—	31.0	—
Investment income	1.2	3.0	9.5	13.9
Interest expense	(16.9)	(24.9)	(59.4)	(77.1)
Other income (deductions)	2.0	(0.2)	2.6	0.1

Earnings from continuing operations before income taxes	97.1	76.4	267.4	194.5

Income tax expense	36.4	29.0	101.9	73.2

Earnings from continuing operations	60.7	47.4	165.5	121.3

Earnings from discontinued operations, net of tax	—	3.4	10.0	11.0

Net Income	$60.7	$50.8	$175.5	$132.3

Average common shares outstanding (millions):
Basic	108.0	107.7	107.8	113.9
Diluted	115.4	117.4	118.1	123.3

Basic earnings per share of common stock:
Earnings from continuing operations	$0.56	$0.44	$1.54	$1.06
Earnings from discontinued operations	—	0.03	0.09	0.10
Net income per basic common share	$0.56	$0.47	$1.63	$1.16

Diluted earnings per share of common stock:
Earnings from continuing operations	$0.53	$0.40	$1.40	$0.98
Earnings from discontinued operations	—	0.03	0.09	0.09
Net income per diluted common share	$0.53	$0.43	$1.49	$1.07

Dividends paid per share of common stock	$0.26	$0.25	$0.78	$0.75

DPL Inc.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended September 30,

$ in millions	2007	2006
	(unaudited)

Cash flows from operating activities:
Net income	$175.5	$132.3
Less: Earnings from discontinued operations	(10.0)	(11.0)
Earnings from continuing operations	165.5	121.3

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	102.9	114.2
Gain on settlement of executive litigation	(31.0)	—
Gain on sale of aircraft	(6.0)	—
Amortization of regulatory assets, net	8.3	5.2
Deferred income taxes	12.1	(4.7)
Captive insurance provision	1.5	—
Gain on sale of other investments	(3.0)	(2.2)
Changes in certain assets and liabilities	(64.8)	(15.1)
Deferred compensation assets	6.9	1.3
Deferred compensation obligations	1.1	(0.3)
Other	18.3	(7.3)
Net cash provided by operating activities	211.8	212.4

Cash flows from investing activities:
Capital expenditures	(250.1)	(283.9)
Purchases of short-term investments and securities	—	(856.0)
Sales of short-term investments and securities	—	984.0
Proceeds from the sale of peaking units, net	151.0	—
Proceeds from the sale of aircraft	7.4	—
Net cash used for investing activities	(91.7)	(155.9)

Cash flows from financing activities:
Purchase of treasury shares	—	(400.0)
Issuance of pollution control bonds	—	100.0
Pollution control bond proceeds held in trust	—	(100.0)
Exercise of stock options	14.5	0.2
Excess tax impact related to exercise of stock options	0.5	—
Retirement of long-term debt	(225.0)	—
Withdrawal of restricted funds held in trust	10.1	23.1
Dividends paid on common stock	(83.7)	(85.7)
Issuance of short-term debt, net	95.0	—
Retirement of short-term debt, net	(95.0)	—
Net cash used for financing activities	(283.6)	(462.4)

Cash and cash equivalents:
Net change	(163.5)	(405.9)
Balance at beginning of period	262.2	595.8

Cash and cash equivalents at end of period	$98.7	$189.9

Supplemental cash flow information:
Interest paid, net of capitalized interest	$68.8	$80.4
Income taxes paid	$87.6	$79.7

DPL Inc.

CONDENSED CONSOLIDATED BALANCE SHEET

	At	At
	September 30,	December 31,
$ in millions	2007	2006
	(unaudited)
Current assets:
Cash and cash equivalents	98.7	262.2
Restricted funds held in trust	0.5	10.1
Accounts receivable, less provision for uncollectible accounts of $1.6 and $1.4, respectively	262.1	225.0
Inventories, at average cost	104.2	85.4
Taxes applicable to subsequent years	11.9	48.0
Other current assets	8.4	37.7
Total current assets	485.8	668.4

Assets
Property:
Property, plant and equipment	$4,943.6	$5,002.0
Less: Accumulated depreciation and amortization	(2,208.5)	(2,291.5)
Net property	2,735.1	2,710.5

Other assets:
Regulatory assets	137.0	148.6
Other deferred assets	54.2	84.7
Total other assets	191.2	233.3

Total Assets	$3,412.1	$3,612.2

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion - long-term debt	100.7	225.9
Accounts payable	186.0	169.4
Accrued taxes	124.8	155.2
Accrued interest	24.2	35.2
Other current liabilities	27.4	38.3
Total current liabilities	463.1	624.0

Noncurrent liabilities:
Long-term debt	1,451.6	1,551.8
Deferred taxes	371.1	355.2
Unamortized investment tax credit	41.4	43.6
Insurance and claims costs	23.4	21.9
Other deferred credits	222.6	280.7
Total deferred credits	2,110.1	2,253.2

Preferred stock	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	$1.1	$1.1
Warrants	50.0	50.0
Common stock held by employee plans	(71.1)	(69.0)
Accumulated other comprehensive income	(9.9)	(6.5)
Retained Earnings	845.9	736.5
Total common shareholders’ equity	816.0	712.1

Total Capitalization and Liabilities	$3,412.1	$3,612.2

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2007	2006	2007	2006

Sales (millions of GWh):
Residential	1,505	1,432	4,276	3,939
Commercial	1,101	1,075	3,038	2,906
Industrial	1,139	1,169	3,233	3,254
Other retail	397	380	1,111	1,069
Total retail	4,142	4,056	11,658	11,168

Wholesale	967	1,149	2,645	2,649

Total sales	5,109	5,205	14,303	13,817

Revenues ($ in thousands):
Residential	$148,419	$137,317	$410,736	$369,412
Commercial	85,619	79,651	241,381	223,950
Industrial	64,525	64,147	185,014	181,639
Other retail	25,049	22,927	70,879	65,161
Other miscellaneous revenues	2,570	3,222	7,701	8,615
Total retail	326,182	307,264	915,711	848,777

Wholesale	52,892	61,762	139,995	129,704

RTO ancillary revenues	39,833	20,652	81,389	55,695

Other revenues, net of fuel costs	3,052	2,733	8,545	8,356

Total revenues	$421,959	$392,411	$1,145,640	$1,042,532

Other Statistics:
Average price per kWh - retail (cents)	7.81	7.50	7.79	7.52
Fuel cost per net kWh generated (cents)	2.02	2.10	2.00	2.01
Electric customers at end of period	513,704	513,469	513,704	513,469
Average kWh use per residential customer	3,299	3,140	9,361	8,625
Peak demand - maximum one-hour use (Mw)	3,270	3,240	3,270	3,240

Degree Days
Heating	41	105	3,488	3,173
Cooling	742	639	1,088	845

Inquiries concerning this report should be directed to:

Joseph R. Boni III

Vice President and Treasurer

Telephone (937) 259-7230

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.